Exhibit 8.1

May 12, 2022 Ally Auto Assets LLC Corporation Trust Center 1209 Orange Street Wilmington, Delaware 19801	Mayer Brown LLP 71 South Wacker Drive Chicago, IL 60606 United States of America T: +1 312 782 0600 F: +1 312 701 7711 mayerbrown.com
Re:	Ally Auto Assets LLC

Registration Statement on Form SF-3 (No. 333-262894)

Ladies and Gentlemen:

We have acted as special tax counsel to Ally Auto Assets LLC (the “Seller”) and Ally Bank in connection with the above-captioned Registration Statement (the “Registration Statement”) and the offering of the Class A-1 Asset Backed Notes, the Class A-2 Asset Backed Notes, the Class A-3 Asset Backed Notes and the Class A-4 Asset Backed Notes (other than such Notes retained by the Seller or another majority-owned affiliate of Ally Bank) (collectively, the “Offered Notes”) and the issuance of the Class B Asset Backed Notes, the Class C Asset Backed Notes, the Class D Asset Backed Notes and the other Notes retained by the Seller or another majority-owned affiliate of Ally Bank (together with the Offered Notes, the “Notes”) described in the final prospectus dated May 10, 2022 (the “Prospectus”), which has been filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”). As described in the Prospectus, the Notes will be issued by Ally Auto Receivables Trust 2022-1 (the “Issuing Entity”), a trust formed by the Seller pursuant to a trust agreement (as amended, restated or otherwise modified, the “Trust Agreement”) between the Seller and BNY Mellon Trust of Delaware, as owner trustee and paying agent. The Notes will be issued pursuant to an Indenture (the “Indenture”) between the Issuing Entity and Deutsche Bank Trust Company Americas, as indenture trustee (the “Indenture Trustee”).

In that connection, we generally are familiar with the proceedings required to be taken in connection with the proposed authorization and issuance of the Offered Notes and have examined copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion letter, including the Prospectus, the Trust Agreement and the forms of the Indenture and other documents prepared in connection with the issuance of the Offered Notes (collectively, the “Operative Documents”).

The opinion set forth herein is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the “IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein. The statutory provisions, regulations and interpretations on which our opinions are based are subject to change, which changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinions may not be taken by the IRS.

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including

Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership)

and Tauil & Chequer Advogados (a Brazilian partnership).

Mayer Brown LLP

Ally Auto Assets LLC

May 12, 2022

Based on the foregoing and assuming that the Operative Documents are executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Operative Documents in fact occur in accordance with the terms thereof, we are of the opinion that the statements set forth in the Prospectus under the headings “Summary—Tax Status” and “Material Federal Income Tax Consequences”, which statements have been prepared by us, to the extent that they constitute matters of law or legal conclusions with respect thereto relating to United States federal income tax matters, are correct in all material respects, and, to the extent such statements expressly state our opinions or state that our opinion has been or will be provided as to the Offered Notes, we hereby confirm and adopt the opinions set forth therein.

Mayer Brown LLP

Ally Auto Assets LLC

We know that we are referred to under the captions referred to above included in the Prospectus, and we hereby consent to the use of our name therein and to use of this opinion letter for filing of this opinion as Exhibit 8.1 to a Form 8-K filed in connection therewith, without admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement or the Prospectus.

Respectfully submitted,

/S/ MAYER BROWN LLP

MAYER BROWN LLP